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EXHIBIT 99

Contacts:

Investors	Media
Rachael Scherer	Bob Hanvik
Investor Relations	Public Relations
763-505-2694	763-505-2635

MEDTRONIC COMPLETES ACQUISITION OF VIDAMED,
ADDS MINIMALLY INVASIVE THERAPY FOR ENLARGED PROSTATE

VidaMed's TUNA® Product to Join Medtronic's Rapidly Growing Urology Business

        MINNEAPOLIS, April 12, 2002—Medtronic, Inc. (NYSE: MDT) today announced that its acquisition of VidaMed, Inc. (Nasdaq: VIDA), has been completed. VidaMed's TUNA® (transurethral needle ablation) system treats benign prostatic hyperplasia (BPH), a non-cancerous condition also known as "enlarged prostate," which afflicts up to 23 million men worldwide.

        Medtronic, which held a minority interest in VidaMed prior to the acquisition agreement announced in December, will pay $7.91 in cash for each remaining share of VidaMed. The transaction is valued at $326 million.

        Art Collins, Medtronic president and chief executive officer, characterized the acquisition as an important addition to the Medtronic Urology business and "further implementation of the Medtronic strategy to offer better, less-invasive solutions for persons with chronic disease."

        Noting that more than 33,000 TUNA procedures have been performed worldwide, Scott Ward, president of Medtronic Neurological and Diabetes, said his organization would immediately begin consolidating VidaMed into the Medtronic Urology business, which offers diagnostic equipment and implantable technologies for the treatment of urological disorders.

        He pointed out that successful TUNA therapy "is an attractive, cost-effective alternative to radical surgery, reduces the need for systemic drugs in many patients, and can often be completed in 30 minutes in the urologist's office."

        About 50 percent of men over 50, and 80 percent of men over 80, suffer from BPH, a progressive and naturally occurring condition that affects the prostate gland. The prostate surrounds the urethra and forms part of the male reproductive system. As the gland enlarges with age, it partially closes the urethra and restricts urine flow. This creates significant lifestyle issues, including the frequent and urgent need to urinate, especially at night.

        VidaMed's non-surgical TUNA system delivers low-level, precisely controlled radiofrequency energy directly into the prostate to ablate and diminish obstructing tissue. It received marketing clearance from the U.S. Food and Drug Administration in 1996 and was approved by Medicare for in-office reimbursement on Jan. 1, 2000.

        Founded in 1992 and headquartered in Fremont, Calif., VidaMed reported revenues of $13.9 million for 2001, an increase of nearly 70 percent when compared to full-year revenues for 2000.

        Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company, providing lifelong solutions for people with chronic disease. Its Internet address is www.medtronic.com.

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Any statements made about Medtronic's anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in Medtronic's Annual Report on Form 10-K for the year ended April 27, 2001. Actual results may differ materially from anticipated results.

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EXHIBIT 99
MEDTRONIC COMPLETES ACQUISITION OF VIDAMED, ADDS MINIMALLY INVASIVE THERAPY FOR ENLARGED PROSTATE
VidaMed's TUNA® Product to Join Medtronic's Rapidly Growing Urology Business